Exhibit 99.1


        Critical Therapeutics Announces FDA Approval of ZYFLO(R)
          for the Prevention and Chronic Treatment of Asthma;
         Oral Drug Blocks the Production of Mediators That Can
                        Trigger Asthma Symptoms


    LEXINGTON, Mass.--(BUSINESS WIRE)--Sept. 28, 2005--Critical Therapeutics, Inc. (Nasdaq: CRTX) announced today that the U.S. Food and Drug Administration (FDA) has approved the Company's supplemental New Drug Application (sNDA) to manufacture and market ZYFLO(R) (zileuton tablets), which is indicated for the prevention and chronic treatment of asthma in patients 12 years of age and older. There were no material changes to the prescribing information insert for ZYFLO as a result of the FDA review. ZYFLO is expected to be available to patients before the end of October 2005.
    ZYFLO is the only FDA approved asthma treatment that inhibits the production of 5-lipoxygenase (5-LO), the main enzyme responsible for the production of leukotrienes, a family of inflammatory mediators that can trigger asthma symptoms, including inflammation, swelling, bronchoconstriction and mucus secretion. ZYFLO has a unique mechanism of action that works early in the inflammatory cascade, thus blocking a broad range of disease mediators.
    "This approval of our lead product is a major step forward and positions us to generate top-line revenue growth," said Paul Rubin, M.D., president and chief executive officer of Critical Therapeutics. "We have completed the build-out of an 80-person specialty sales force and will be initially calling on a targeted group of approximately 8,000-10,000 allergists, pulmonologists and other respiratory specialists. The message to this audience is simple: ZYFLO's unique mechanism of action provides another approach to manage severe persistent or difficult-to-treat asthma for patients who are not well controlled on usual care."
    ZYFLO was first approved to treat asthma in the United States in 1996. Critical Therapeutics acquired worldwide rights to the drug and other formulations of zileuton in late 2003 and early 2004. In connection with the technology transfer and manufacturing of ZYFLO, Critical Therapeutics submitted an sNDA to the FDA on March 31, 2005 for approval of a new manufacturing process and new production sites.
    "The U.S. Surgeon General recently declared that uncontrolled asthma is an under-recognized health problem that impacts millions of people," said Sally Wenzel, M.D., an investigator for ZYFLO and Professor of Medicine at the National Jewish Medical and Research Center in Denver who specializes in more severe forms of asthma. "Statistics suggest that of the approximately 20 million Americans with asthma, more than 11 million, or 55 percent, are not adequately controlling their symptoms. Based on the drug's pharmacologic profile, I believe ZYFLO may be an effective treatment for patients already taking beta agonists and high-dose steroids that have failed to sufficiently control their asthma symptoms."

    About ZYFLO

    ZYFLO is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO, which contains the active ingredient zileuton, blocks the formation of leukotrienes that may contribute to asthma symptoms. Zileuton is an orally active inhibitor of 5-lipoxygenase, the enzyme that catalyzes the formation of leukotrienes from arachidonic acid. The recommended dose is one 600mg tablet four times a day. ZYFLO is not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO can be continued during acute exacerbations of asthma.

    Safety Information

    Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication.
    For full prescribing information, please visit www.crtx.com/pat_pi.html.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to the asthma drug ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, possible therapeutic benefits and market acceptance of ZYFLO; commercial availability of ZYFLO; future revenues, and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the extent of market acceptance of ZYFLO; our heavy dependence on the commercial success of ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO, our ability to obtain the substantial additional funding required to conduct our commercialization activities for ZYFLO; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.


    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Director, Corporate Communications
             llennox@crtx.com